SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 16, 2006

INDEPENDENT BANK CORPORATION

(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification No.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant’s telephone number,
including area code:
(616) 527-9450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 16, 2006, Independent Bank Corporation (the “Corporation”) entered into a Settlement Agreement with the former shareholders (the “Former Shareholders”) of Mepco Insurance Premium Financing, Inc. (which is now a subsidiary of the Corporation), (“Mepco”), and Edward, Paul, and Howard Walder (collectively referred to as the “Walders”) for purposes of resolving and dismissing all pending litigation between the Walders and the Corporation. Under the terms of the settlement, the Former Shareholders will pay the Corporation a sum of $2.8 million, half of which will be paid in the form of cash and half of which will be paid in shares of the Corporation’s common stock. In return, the Corporation will release 90,766 shares of IBC common stock held in an Escrow Agreement among the parties that was previously entered into for the purpose of funding certain contingent liabilities that were, in part, the subject of the pending litigation. As a result of settlement of the litigation and the payment by the Former Shareholders, the Corporation expects to record other income of $2.8 million and an additional claims expense of approximately $1.7 million (related to the release of the shares held in escrow) in the first quarter of 2006. Due to the tax treatment of the payment by the Former Shareholders, the Corporation expects to recognize, in the first quarter of 2006, an overall increase in net income of approximately $1.7 million or $.08 per diluted share related to these matters.

The settlement covers both the claim filed by the Walders against the Corporation and Mepco in the Circuit Court of Cook County, Illinois, as well as the litigation filed by the Corporation and Mepco against the Walders in the Ionia County Circuit Court of Michigan.

As permitted under the terms of the Merger Agreement under which the Corporation acquired Mepco, the Corporation will pay the accelerated earn-out payments for the last three years of the performance period ending April 30, 2008. Those payments total approximately $8.93 million, $8.5 million of which was included in accrued expenses and other liabilities of the Corporation at December 31, 2005. Also, under the terms of the Merger Agreement, the Corporation will pay the second year of the earn out for the year ended April 30, 2005, in the amount of $2.7 million. This amount was also included in accrued expenses and other liabilities of the Corporation at December 31, 2005. As a result of the settlement and these payments, no future payments are due under the terms of the Merger Agreement under which the Corporation acquired Mepco.

The disclosures set forth in this Current Report are qualified in their entirety by reference to the terms of the Settlement Agreement, a copy of which is attached to this Current Report as Exhibit 99.1 and the provisions of which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Settlement Agreement by and among Independent Bank Corporation, Mepco Insurance Premium Financing, Inc., Mepco Acceptance Corporation, Edward M. Walder, Paul M. Walder, Howard Walder, Edward M. Walder, as Trustee of the Paul M. Walder Trust, and Paul M. Walder, as Trustee of the Edward M. Walder Trust, dated March 16, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 16, 2006	INDEPENDENT BANK CORPORATION (Registrant) By /s/ Robert N. Shuster Its Chief Financial Officer

EXHIBIT INDEX

99.1	Settlement Agreement by and among Independent Bank Corporation, Mepco Insurance Premium Financing, Inc., Mepco Acceptance Corporation, Edward M. Walder, Paul M. Walder, Howard Walder, Edward M. Walder, as Trustee of the Paul M. Walder Trust, and Paul M. Walder, as Trustee of the Edward M. Walder Trust, dated March 16, 2006.